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               MAINE YANKEE ATOMIC POWER COMPANY

                   1997 AMENDATORY AGREEMENT
                   -------------------------

     This 1997 Amendatory Agreement, dated as of August 6, 1997, is entered into by and between MAINE YANKEE ATOMIC POWER COMPANY, a Maine corporation ("Maine Yankee" or "Seller"), and NEW ENGLAND POWER COMPANY ("Purchaser").

     For good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.   Basic Understandings

     Maine Yankee was organized in 1966 to provide a supply of power to its sponsoring utility companies, including the Purchaser (collectively the "Purchasers"). It constructed a nuclear electric generating unit, having a net capability of approximately 830 megawatts electric (the "Unit") at a site on tidewater in the Town of Wiscasset, Maine. On June 27, 1973, Maine Yankee was issued a full-term, Facility Operating License for the Unit by the Atomic Energy Commission (predecessor to the Nuclear Regulatory Commission which, together with any successor agencies, is hereafter called the "NRC"), which license is now stated to expire on October 21, 2008. The Unit has been in commercial operation since January 1, 1973.

     The Unit was conceived to supply economic power on a cost of service formula basis to the Purchasers. Maine Yankee and the Purchaser are parties to a Power Contract dated as of May 20, 1968 (as herefore amended, the "Power Contract"). Pursuant to the Power Contract and other identical contracts (collectively, the "Power Contracts") between Maine Yankee and the other Purchasers, Maine Yankee contracted to supply to the Purchasers all of the capacity and electric energy available from the Unit for a term of thirty (30) years following January 1, 1973.

     Maine Yankee and the Purchaser are also parties to an Additional Power Contract, dated as of February 1, 1984 ("Additional Power Contract"). The Additional Power Contract and other similar contracts (collectively, the "Additional Power Contracts") between Maine Yankee and the other Purchasers provide for an operative term stated to commence on January 2, 2003 (when the Power Contracts terminate) and extending until a date which is the later to occur of (i) 30 days after the date on which the last of the financial obligations of Maine Yankee which constitute elements of the purchase price thereunder has been extinguished by Maine Yankee or (ii) 30 days after the date on which Maine Yankee is finally relieved of any obligations under the last of the licenses (operating and/or possessory) which it holds from, or which may hereafter be issued to it by, the NRC with respect to the Unit under applicable provisions of the Atomic Energy Act of 1954, as amended from time to time (the "Act").

     Pursuant to the Power Contract and the Additional Power Contract, the Purchaser is entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the Unit during the service life of the Unit and is obligated to pay therefor monthly its entitlement percentage of Maine Yankee's cost of service, including decommissioning costs, whether or not the Unit is operated or whether or not net electrical output is delivered. The Power Contracts and the Additional Power Contracts also provide, in the event of their earlier cancellation, for the survival of the decommissioning

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cost obligation and for the applicable provisions thereof to remain in effect to permit final billings of costs incurred prior to such cancellation.

     On August 6, 1997, the board of directors of Maine Yankee, after conducting a thorough review of the economics of continued operation of the Unit for the remainder of the term of the Facility Operating License for the Unit in light of other alternatives available to Maine Yankee and the Purchasers, determined that the Unit should be permanently shut down effective August 6, 1997. The Purchaser concurs in that decision.

     As a consequence of the shutdown decision, Maine Yankee and the Purchaser propose at this time to amend the Power Contract and the Additional Power Contract in various respects in order to clarify and confirm provisions for the recovery under said contracts of the full costs previously incurred by Maine Yankee in providing power from the Unit during its useful life and of all costs of decommissioning the Unit, including the costs of maintaining the Unit in a safe condition following the shutdown and prior to its decontamination and dismantlement.

     Maine Yankee and each of the other Purchasers are entering into agreements which are identical to this Agreement except for necessary changes in the names of the parties.

2.  Parties' Contractual Commitments

     Maine Yankee reconfirms its existing contractual obligations to protect the Unit, to maintain in effect certain insurance and to prepare for and implement the decommissioning of the Unit in accordance with applicable laws and regulations. Consistent with public safety, Maine Yankee shall use its best efforts to accomplish the shutdown of the Unit, the protection and any necessary maintenance of the Unit after shutdown and the decommissioning of the Unit in a cost-effective manner and in compliance with the regulations of the NRC and other agencies having jurisdiction, and shall use its best efforts to ensure that any required storage and disposal of the nuclear fuel remaining in the reactor at shutdown and all spent nuclear fuel or other radioactive materials resulting from operating of the Unit are accomplished consistent with public health and safety considerations and at the lowest practicable cost. The Purchaser reconfirms its obligations under the Power Contract and Additional Power Contract to pay its entitlement percentage of Maine Yankee's costs as deferred payment in connection with the capacity and net electrical output of the Unit previously delivered by Maine Yankee and agrees that the decision to shut down the Unit described in Section 1 hereof does not give rise to any cancellation right under Section 9 of the Power Contract or
Section 10 of the Additional Power Contract.

     Except as expressly modified by this Agreement, the provisions of the Power Contract and the Additional Power Contract remain in full force and effect, recognizing that the mutually accepted decision to shut down the Unit renders moot those provisions which by their terms relate solely to continuing operation of the Unit.

3.   Amendment of Provisions of the Power Contract and the Additional Power
     Contract

     A. Section 2 of the Additional Power Contract is hereby amended to delete the first two paragraphs thereof and to insert in lieu thereof the following:

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          This contract shall become effective on such date as may be authorized by the FERC after receipt by the Purchaser of notice that Maine Yankee has entered into Additional Power Contracts, as contemplated by Section 1 above, with each of the other sponsors. The operative term of this contract shall commence on the earlier of (a) the termination, cancellation or expiration of the Power Contract or (b) January 2, 2003, notwithstanding the fact that the useful service life of the Unit terminated prior to that date and shall terminate on the date (the "End of Term Date") which is the later to occur of (i) 30 days after the date on which the last of the financial obligations of Maine Yankee which constitute elements of the purchase price calculated pursuant to Section 7 of this contract has been satisfied in its entirety by Maine Yankee, or (ii) 30 days after the date on which Maine Yankee is finally relieved of any obligations under the last of any licenses (operating and/or possessory) which it now holds from, or which may hereafter be issued to it by, the NRC with respect to the Unit under applicable provisions of the Atomic Energy Act of 1954, as amended from time to time (the "Act").

     B. The first paragraph of Section 7 of the Additional Power Contract is amended to read as follows:

          With respect to each month commencing on or after the commencement of the operative term of this contract, whether or not this contract continues fully or partially in effect, the Purchaser will pay Maine Yankee as further deferred payment for the capacity and output of the Unit provided to the Purchaser by Maine Yankee prior to the permanent shutdown of the Unit on August 6, 1997, an amount equal to the Purchaser's entitlement percentage of the sum of (a) Maine Yankee's total fuel costs for the month with respect to the Unit, (b) the Total Decommissioning Costs for the month with respect to the Unit, plus (c) Maine Yankee's total operating expenses (as hereinafter defined) for the month with respect to the Unit, plus (d) an amount equal to one-twelfth of the composite percentage for such month of the net Unit investment as most recently determined in accordance with this Section 7.

     C. The eighth paragraph of Section 7 of the Power Contract and the eighth paragraph of Section 7 of the Additional Power Contract are each amended by (a) inserting before the semicolon in the first sentence thereof the following:

          , but including for purposes of this contract:

          (i) with respect to each month until the commencement of decommissioning of the Unit, the Purchaser's entitlement percentage of all expenses related to the storage or disposal of nuclear fuel or other radioactive materials, and all expenses related to protection and maintenance of the Unit during such period, including to the extent applicable all of the various sorts of expenses included in the definition of "Decommissioning Expenses", to the extent incurred during the period prior to the commencement of decommissioning;


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            (ii)    with respect to each month until the amount due from
                    Maine Yankee to the U.S. Department of Energy ("DOE") for disposal of pre-April 7, 1983 spent nuclear fuel and associated high level radioactive material has been paid in full, the Purchaser's entitlement percentage of one-third (1/3) of the interest due to DOE during that calendar quarter on such obligation; and

             (iii) with respect to each month until End of License Term, the Purchaser's entitlement percentage of the monthly amortization of (a) the amount of any unamortized deferred expenses, as permitted from time to time by the Federal Energy Regulatory Commission or its successor agency, plus (b) the remaining unamortized amount of Maine Yankee's investment in plant, nuclear fuel and materials and supplies and other assets, such amortization to be accrued at a rate sufficient to amortize fully such unamortized deferred expenses and Maine Yankee's investments in plant, nuclear fuel and materials and supplies or other assets (the "total investment") over a period extending to October 21, 2008; [provided, that if during any calendar month ending on or before May 1, 2008 either of the following events shall occur: (a) Maine Yankee shall become insolvent or (b) Maine Yankee shall be unable, from available cash or other sources, to meet when due during such month its obligations to pay principal, interest, premium (if any) or other fees with respect to any indebtedness for money borrowed, then Maine Yankee may adjust upward the accrual for amortization of unrecovered total investment for such month to an amount not exceeding the applicable maximum level specified in Appendix A hereto, provided that concurrently therewith the total investment shall be reduced by an amount equal to the amount of such adjustment, it being understood that at the time of such event, Maine Yankee will furnish the Purchaser with a schedule setting forth the amount of such adjustment;] /1/

     and (b) by adding at the end thereof the following:

               As used herein, "End of License Term" means October 21, 2008 or such later date as may be fixed, by amendment to the Facility Operating License for the Unit, as the end of the term of the Facility Operating License.

____________________

     /1/ Bracketed language would be inserted only if satisfactory work-out is reached with lender banks and insurance companies.


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     D.  The definitions in Section 7 of the Power Contract and in Section 7
of the Additional Power Contract of "Total Decommissioning Costs" and "Decommissioning Expenses" are hereby amended to read as follows:

          "Total Decommissioning Costs" for any month shall mean the sum of
          (x) an amount equal to all accruals in such month to any reserve, as from time to time established by Maine Yankee and approved by its board of directors, to provide for the ultimate payment of the Decommissioning Expenses of the Unit, plus (y), during the Decommissioning Period, the Decommissioning Expenses for the month, to the extent such Decommissioning Expenses are not paid with funds from such reserve, plus (z) Decommissioning Tax Liability for such month. It is understood (i) that funds received pursuant to clause (x) may be held by Maine Yankee or by an independent trust or other separate fund, as determined by said board of directors, (ii) that, upon compliance with applicable regulatory requirements, the amount, custody and/or timing of such accruals may from time to time during the term hereof be modified by said board of directors in its discretion or to comply with applicable statutory or regulatory requirements or to reflect changes in the amount, custody or timing of anticipated Decommissioning Expenses, and (iii) that the use of the term "to decommission" herein encompasses compliance with all requirements of the NRC, as in effect from time to time, for permanent cessation of operation of a nuclear facility and any other activities reasonably related thereto, including provision for disposal of low level waste and the interim storage of spent nuclear fuel.

          "Decommissioning Expenses" shall include all expenses of decommissioning the Unit, and all expenses relating to ownership and protection of the Unit during the Decommissioning Period, and shall also include the following:

          (1) All costs and expenses of any NRC-approved method of removing the Unit from service, including without limitation: dismantling, mothballing and entombment of the Unit; removing nuclear fuel and other radioactive material to temporary and/or permanent storage sites; construction, operation, maintenance and dismantling of a spent fuel storage facility; decontaminating, restoring and supervising the site; and any costs and expenses incurred in connection with proceedings before governmental authorities relating to any authorization to decommission the Unit or remove the Unit from service;

          (2) All costs of labor and services, whether directly or indirectly incurred, including without limitation, services of foremen, inspectors, supervisors, surveyors, engineers, security personnel, counsel and accountants, performed or rendered in connection with the decommissioning of the Unit and the removal of the Unit from service, and all costs of materials, supplies, machinery, construction equipment and apparatus acquired or used (including rental charges for machinery, equipment or apparatus hired) for or in connection with the decommissioning of the Unit and the


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               removal of the Unit from service, and all administrative
               costs, including services of counsel and financial advisers of any applicable independent trust or other separate fund; it being understood that any amount, exclusive of proceeds of insurance, realized by Maine Yankee as salvage on any machinery, construction equipment and apparatus, the cost of which was charged to Decommissioning Expense, shall be treated as a reduction of the amounts otherwise chargeable on account of the costs of decommissioning of the Unit; and

          (3) All overhead costs applicable to the Unit during the Decommissioning Period, or accrued during such period, including without limiting the generality of the foregoing, taxes (other than taxes on or in respect of income), charges, license fees, excises and assessments, casualties, health care costs, pension benefits and other employee benefits, surety bond premiums and insurance premiums.

     E. Section 7 of the Power Contract and Section 7 of the Additional Power Contract are each hereby amended by adding the following new paragraph after the definition of "Decommissioning Tax Liability":

          "Decommissioning Period" shall mean the period commencing with the notification by Maine Yankee to the NRC of the decision of the board of directors of Maine Yankee to cease permanently the operation of the Unit for the purpose of producing electric energy and ending with the date when Maine Yankee has completed the decommissioning of the Unit and the restoration of the site and has been relieved of all its obligations under the last of any licenses issued to it by the NRC.

     F. Section 8 of the Additional Power Contract is hereby amended to change the figure "1%" to "2%".

     G. Section 9 of the Power Contract and Section 10 of the Additional Power Contract are each amended to read as follows:

          10.  Cancellation of Contract.

               If either

                    (i) the Unit is damaged to the extent of being
               completely or substantially completely destroyed, or

                    (ii) the Unit is taken by exercise of the right of
               eminent domain or a similar right or power,

          then and in any such case, the Purchaser may cancel the provisions of this contract, except that in all cases other than those described in clause (ii) above, the Purchaser shall be obligated to continue to make the payments of Total Decommissioning Costs and the other payments required by Section 7 hereof and the provisions of said Section 7 and the related provisions of this contract shall remain in full force and effect, it being recognized that the costs which Purchaser is required to pay pursuant to Section 7 represent deferred payments in connection


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          with power heretofore delivered by Maine Yankee under its
          contractual commitments to the Purchaser. Such cancellation shall be effected by written notice given by the Purchaser to Maine Yankee. In the event of such cancellation, all continuing obligations of the parties hereunder as to subsequently incurred costs of Maine Yankee other than the obligations of the Purchaser to continue to make the payments required by Section 7 shall cease forthwith (it being understood that the continuing accrual of depreciation of net Unit investment and of fees, interest and other payments under pre-existing contracts subsequent to such cancellation shall not be deemed to be "subsequently incurred costs" for purposes of this sentence). Notwithstanding the preceding sentence, the applicable provisions of this contract shall continue in effect after the cancellation hereof to the extent necessary to permit final billings and adjustments hereunder with respect to obligations incurred through the date of cancellation and the collection thereof. Any dispute as to the Purchaser's right to cancel this contract pursuant to the foregoing provisions shall be referred to arbitration in accordance with the provisions of this contract.

               Notwithstanding anything in this contract elsewhere contained, the Purchaser may cancel this contract or be relieved of its obligations to make payments hereunder only as provided in the next preceding paragraph of this Section.

5.   Effective Date

     This 1997 Amendatory Agreement shall become effective upon receipt by the Purchaser of notice that Maine Yankee has entered into 1997 Amendatory Agreements, as contemplated by Section 1 hereof, with each of the other Purchasers and receipt of requisite authorization from the FERC.

6.  Interpretation

     The interpretation and performance of this 1997 Amendatory Agreement shall be in accordance with and controlled by the laws of the State of Maine.

7.  Addresses

     Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other relating to this 1997 Amendatory Agreement, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when mailed to the respective post office address of the other party shown following the signatures of such other party hereto, or such other post office address as may be designated by written notice given in the manner as provided in this Section.

8.  Corporate Obligations

     This 1997 Amendatory Agreement is the corporate act and obligation of the parties hereto.


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9.  Counterparts

     This 1997 Amendatory Agreement may be executed in any number of counterparts and each executed counterpart shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument. Any signature page of this 1997 Amendatory Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart of this 1997 Amendatory Agreement identical in form hereto but having attached to it one or more signature pages.

     IN WITNESS WHEREOF, the parties have executed this 1997 Amendatory Agreement by their respective duly authorized officers as of the day and year first named above.

                              MAINE YANKEE ATOMIC POWER COMPANY

                              By______________________________
                                Its

                              Address:  329 Bath Road
                                        Brunswick, ME  04011



                              NEW ENGLAND POWER COMPANY

                              By______________________________
                                Its

                              Address:  25 Research Drive
                                        Westborough, MA  01582

                              Appendix A to
                              1997 Amendatory Agreement
                              -------------------------


                  MAXIMUM AMORTIZATION SCHEDULE
                        ------------------------------

If the event occurs during the calendar year:     Maximum Amortization
                                           Accrual: /1/

          1998                          $__________________
          1999                          $__________________
          2000                          $__________________
          2001                          $__________________
          2002                          $__________________
          2003                          $__________________
          2004                          $__________________
          2005                          $__________________
          2006                          $__________________
          2007                          $__________________
          2008                          $__________________



___________________

          /1/   This column will reflect the maximum amount scheduled to be outstanding during the applicable period, and will be completed as part of the satisfactory work-out with lender banks and insurance companies.